INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 39 to the Registration Statement No. 811-3361 on Form N-1A of Fidelity Massachusetts Municipal Trust, of our report dated March 9, 2000 appearing in the Annual Report to Shareholders of Fidelity Massachusetts Municipal Money Market Fund, Spartan Massachusetts Municipal Money Market Fund, and Spartan Massachusetts Municipal Income Fund for the year ended January 31, 2000.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information, which are a part of such Registration
Statement.

 /s/Deloitte & Touche LLP
    Deloitte & Touche LLP
    Boston, Massachusetts
    March 21, 2000